SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 23, 2006

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware Delaware	1-12994 000-50694	52-1802283 52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5425 Wisconsin Avenue

Suite 500

Chevy Chase, MD 20815

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (301) 968-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2006, The Mills Corporation (the “Company”) notified Mark D. Ettenger, the Company’s former President, that its Board of Directors had terminated his employment without cause, effective December 28, 2006. Pursuant to the terms of Section 6.5 of his employment agreement, dated February 2, 2004, upon execution, delivery and effectiveness of a release of claims in favor of the Company, Mr. Ettenger will become entitled to receive a severance payment of approximately $6,212,000. He and his dependents will also be entitled to 24 months of continued coverage under the Company’s medical insurance and dental insurance plans in which they participated, subject to such modifications to such plans as are established for senior executives of the Company. Under the terms of his employment agreement, Mr. Ettenger is also eligible to receive up to $920,000 as a bonus for 2005 depending on the Company’s performance for that year, which cannot be determined at this time. Additional amounts may be payable to him under the Company’s long-term incentive performance plan for the 2004-2006, 2005-2007 and 2006-2008 performance cycles, which amounts also are not determinable at this time. Under his employment agreement, in the event that a long-term incentive performance plan award is not established with respect to any calendar year (the Company has not established a 2006-2008 long-term incentive plan cycle), then a substitute target performance long-term incentive compensation award with a value equal to $1.15 million is required to be established for Mr. Ettenger. Under federal law, Mr. Ettenger has up to 21 days to sign the release of claims and has an additional seven days following the day he signs the release to revoke it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ RICHARD J. NADEAU
Name:	Richard J. Nadeau
Title:	Executive Vice President and Chief Financial Officer

THE MILLS LIMITED PARTNERSHIP

By:	The Mills Corporation, its general partner

By:	/s/ RICHARD J. NADEAU
Name:	Richard J. Nadeau
Title:	Executive Vice President and Chief Financial Officer

Date: December 29, 2006